As filed with the Securities and Exchange Commission on
                             October 29, 1996


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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                          Current Report Pursuant
                       to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  October 22, 1996


                            WEST COAST BANCORP
          (Exact name of registrant as specified in its charter)


            California                            95-3586860
   (State or other jurisdiction of             (I.R.S. employer
    incorporation or organization)          identification number)


                      Commission file number 0-10897


                       4770 Campus Drive, Suite 250
                   Newport Beach, California 92660-1833
           (Address of principal executive offices and zip code)


    Registrant's telephone number, including area code:  (714) 442-9330


                              Not applicable
       (Former name or former address, if changed since last report)




















                  THIS REPORT INCLUDES A TOTAL OF 4 PAGES

West Coast Bancorp and Subsidiaries




Item 4.  Changes in Registrant's Certifying Accountant.

On October 22, 1996, the Board of Directors approved the recommendation by the Audit Committee of the Board of Directors to (i) engage Arthur Andersen LLP as the independent accountants for West Coast Bancorp and its subsidiaries and (ii) dismiss KPMG Peat Marwick LLP as such independent accountants.

During the two fiscal years ended December 31, 1995 and the subsequent interim period through October 22, 1996, (i) there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement, and (ii) KPMG Peat Marwick LLP has not advised the registrant of any reportable events as defined in paragraph (1) through (3) of Regulation S-B Item 304 (a)(1)(iv)(B).

Except as described below, the accountants' report of KPMG Peat Marwick LLP on the consolidated financial statements of West Coast Bancorp and subsidiaries as of and for the years ended December 31, 1995 and December 31, 1994 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Although the February 29, 1996 accountants' report of KPMG Peat Marwick LLP on the consolidated financial statements of West Coast Bancorp and subsidiaries as of and for the years ended December 31, 1995 and December 31, 1994 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, the accountants' report of KPMG Peat Marwick LLP dated March 1, 1995, except as to notes 22 and 24 to the consolidated financial statements, which were as of March 31, 1995, on the consolidated financial statements of West Coast Bancorp and subsidiaries as of and for the years ended December 31, 1994 and December 31, 1993 contains explanatory paragraphs as follows:

   "As discussed in note 22 to the consolidated financial statements, the prompt corrective action ("PCA") provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. These restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. Further, Sunwest Bank (the "Bank"), a wholly owned subsidiary of West Coast Bancorp, is under a Cease and Desist Order (the "Order") entered into in April 1992, which requires, among other things, the Bank to maintain a ratio of Tier 1 capital to total assets of at least 6.5%. The Bank has filed a capital plan with the FDIC outlining its plans for attaining the required levels of regulatory capital and that plan








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   West Coast Bancorp and Subsidiaries




   was accepted by the FDIC on March 14, 1995. In accordance with the capital plan, West Coast Bancorp made capital contributions of $3.4 million and $200,000 on January 20, 1995 and March 30, 1995, respectively. As a result of the $200,000 capital contribution, the Bank believes that it is in compliance with the Order as of March 31, 1995. However, to fully comply with the PCA provisions of FDICIA, the Bank must maintain capital compliance for four consecutive quarters. Because the Bank did not meet the minimum capital thresholds, as of the date of the FDIC's most recent examination or as of December 31, 1994, to be considered "adequately capitalized," under FDICIA or the requirements of the Order, and due to the requirement to maintain capital compliance for four consecutive quarters, the Bank is subject to certain operating restrictions such as growth limitations, prohibitions on dividend payments, and increased supervisory monitoring by the FDIC. Failure to maintain its capital ratios in accordance with the capital plan and the Order or further declines in its capital ratios exposes the Bank to further restrictions and regulatory actions. At this time, the financial impact, if any, of regulatory actions that may result from the failure of the Bank to maintain the minimum capital requirements cannot be determined.
   Accordingly, the accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in notes 1 and 24 to the consolidated financial statements, due to certain regulatory restrictions on the Bank's payment of dividends and management fees to the Parent, the Parent anticipates a cash shortfall in 1995 unless additional cash can be raised. In the event that the Parent is unable to raise funds to increase its liquidity, the Parent may not be able to meet its current obligations and may be forced into bankruptcy. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 24. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

KPMG Peat Marwick LLP has been provided with a copy of this disclosure and the registrant has requested that the former accountant furnish the Securities and Exchange Commission a letter stating whether or not the accountant agrees with the statements made by the registrant. Such letter is not available to be included with this filing. The letter will be filed by amendment by the registrant within two days of receipt.












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West Coast Bancorp and Subsidiaries





                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              WEST COAST BANCORP
                              (Registrant)

Date:  October 29, 1996       By  /s/Frank E. Smith
                              -------------------------------------
                              Frank E. Smith, Senior Vice President
                              and Chief Financial Officer











































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